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L’AUBERGE DE SEDONA AND ORCHARDS INN PURCHASED BY DIAMONDROCK HOSPITALITY
IMH Financial Corporation Announces Plans to Expand the L’Auberge Brand Name While Continuing to Manage Both L’Auberge de Sedona and Orchards Inn Sedona In Arizona

February 28, 2017 (Sedona, Ariz.) – IMH Financial Corporation announces today an agreement that encompasses the sale of L’Auberge de Sedona, Orchards Inn Sedona and 89 Agave Cantina to an affiliate of DiamondRock Hospitality Company (“DiamondRock”). IMH Financial Corporation, through a subsidiary, will continue to manage L’Auberge de Sedona, Orchards Inn and 89 Agave Cantina in Sedona pursuant to a management agreement with an initial term of five years, and has outlined plans to expand the luxury L’Auberge brand into new markets and manage additional properties in the future.

L’Auberge de Sedona, the luxury creekside retreat surrounded by Sedona’s enchanting red rocks, and its sister property, Orchards Inn Sedona, were purchased by DiamondRock for $97 million. Following the acquisition, DiamondRock plans to implement well-proven asset management practices at both L’Auberge de Sedona and Orchards Inn and invest in property enhancements to both properties.

“I am confident that the strong relationship between our two organizations will allow both properties to flourish under the ownership of DiamondRock Hospitality Company and the continued leadership and management of IMH Financial Corporation,” said Lawrence Bain, Chairman and CEO of IMH. “Our commitment to luxury boutique hospitality assets will allow for IMH to focus on expanding the legacy of the L’Auberge brand as we look to acquire and manage additional properties in new markets.”

Under IMH’s management, L’Auberge was ranked the number one hotel in the Southwest by Conde Nast Traveler’s Readers Choice Awards 2016. The 88-room L'Auberge and the adjacent 70-room Orchards Inn are situated within the heart of Uptown Sedona. Sedona’s proximity to the Grand Canyon makes the hotels an ideal destination for visitors looking to explore the Southwest region. Both properties are located within two hours of the Coconino National Forest, breathtaking Red Rocks, and cities such as Phoenix and Flagstaff. Sedona benefits from a vibrant outdoor and artistic climate with nearly 100 hiking trails for outdoor enthusiasts and nearly 100 eclectic art galleries lining the downtown streets.

With the goal of expanding the L’Auberge brand into a collection of hotels, IMH plans to bring the resort’s renowned level of luxury, high-touch service and bespoke guest experiences into new markets. Both companies will work closely together to ensure a smooth ownership transition while IMH continues to manage both hotels and the restaurants at each.

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About IMH Financial Corporation
IMH Financial Corporation is a real estate finance and investment company based in Scottsdale, Arizona, with extensive experience in various aspects of commercial real estate lending and investment.  Since 2003, IMH has invested over $1.4 billion in real estate projects. IMH has had active projects in Arizona, California, Nevada, Utah, Idaho, Minnesota, New Mexico, and Texas. IMH's primary expertise is in acquiring, financing, or developing commercial, residential and hospitality real estate, primarily in the southwestern United States, as well as the management of several existing commercial operations.

About L’Auberge de Sedona
L'Auberge de Sedona is one of the Southwest’s foremost luxury retreats. Nestled on the banks of Oak Creek in Sedona’s renowned Red Rock region, L’Auberge features 62 luxury cottages, 21 traditional lodge-style guest rooms and a beautiful, stand-alone five bedroom Creekhouse that is ideal for group buyouts. Each of the property's luxury Vista, Creek and Spa cottages include an outdoor, open-roof cedar shower located on private balconies, that allow guests to enjoy the warmth of rain-head shower water, while feeling refreshed from the cool outdoor air and enjoying the starry night views above. The property recently launched the L'Apothecary Spa, which allows guests to become closer with the earth and its essential, native benefits through creating custom body care blends with local ingredients, or interacting with the environment through earthing-inspired spa treatments. More recently, L’Auberge de Sedona took these environment-inspired offerings one step further by introducing Forest Bathing, a custom experience designed to help guests connect with nature on a greater level by inviting them to experience their surroundings in new ways. A plethora of outdoor activities are also available for guests, including moonlit meditation, daily yoga, guided hikes and jogs around the scenic property.

About Orchards Inn Sedona
Located in idyllic Uptown Sedona, Orchards Inn is an affordable getaway for travelers, offering comfortable accommodations, and arguably the best views in Sedona. The property is centrally located among Sedona’s finest shops and galleries and boasts spacious balconies with panoramic views of the majestic Sedona red rocks. Just steps from the hotel is the entirely revamped 89Agave, a Sonoran-style eatery that offers authentic flavors of Mexico cuisine, cooked simply and served in a vibrant Uptown setting.

About DiamondRock Hospitality
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company, as of the date herein, owns 28 premium quality hotels with over 9,600 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands such as Hilton, Marriott, and Westin and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.